Exhibit 4.28.2
The German version of the Subordinated Guarantee is the only legally binding version.
The English translation is for convenience only.

NACHRANGIGE GARANTIE
der
Infineon Technologies AG
Neubiberg, Bundesrepublik Deutschland
(die “Garantin”)
zugunsten der Anleihegläubiger der
1,375% Garantierten Nachrangigen
Umtauschschuldverschreibungen von
2007/2010 mit einem Gesamtnennbetrag von
€ 215.000.000
(die “Schuldverschreibungen”)
der
Infineon Technologies Investment B.V.,
Rotterdam, Niederlande
(die “Anleiheschuldnerin”)
     Die Garantin garantiert hiermit unbedingt und unwiderruflich gegenüber den Anleihegläubigern (i) die ordnungsgemäße und pünktliche Zahlung in Übereinstimmung mit den Anleihebedingungen der Schuldver-schreibungen (die “Anleihebedingungen”) sämtlicher Beträge, die von der Anleihe-schuldnerin auf die Schuldverschreibungen zahlbar sind, sowie (ii) die ordnungsgemäße und pünktliche Erfüllung sämtlicher Verpflichtungen der Anleiheschuldnerin gemäß der Anleihebedingungen, die sich aus der Ausübung des Umtauschrechts ergeben.
     Die Verpflichtungen der Garantin aus dieser Nachrangigen Garantie sind nachrangig gegenüber ranghöheren, nicht nachrangigen Forderungen sämtlicher sonstigen Gläubiger der Garantin, zumindest gleichrangig mit allen anderen nachrangigen Forderungen gegen die Garantin und im Fall der Auflösung, der Insolvenz oder anderer Verfahren zur Abwendung der Insolvenz erfolgt jegliche Zahlung oder Erfüllung anderer Verpflichtungen nach dieser Garantie erst, nachdem alle ranghöheren und nicht nachrangigen Forderungen gegen die Garantin erfüllt worden sind. Jedes Recht zur Aufrechnung gegen Ansprüche der Garantin mit Ansprüchen aus den Garantierten Nachrangigen Umtauschschuldverschreibungen oder dieser Nachrangigen Garantie ist
SUBORDINATED GUARANTEE
by
Infineon Technologies AG,
Neubiberg, Federal Republic of Germany
(the “Guarantor”)
in favor of the holders of the
1.375% Guaranteed Subordinated
Exchangeable Notes of 2007/2010 in the
aggregate principal amount of € 215,000,000
(the “Notes”)
of
Infineon Technologies Investment B.V.,
Rotterdam, The Netherlands
(the “Issuer”)

     The Guarantor hereby unconditionally and irrevocably guarantees to the Noteholders (i) the due and punctual payment in accordance with the Terms and Conditions of the Notes (the “Conditions”) of any and all sums expressed to be payable by the Issuer under the Notes, and (ii) the due and punctual performance in accordance with the Conditions of all of the obligations of the Issuer arising from the exercise of the Exchange Right.

     The obligations of the Guarantor under this Subordinated Guarantee shall be subordinated to the claims of all other creditors of the Guarantor which are senior and not subordinated, rank at least pari passu with all other subordinated obligations of the Guarantor and, in the event of liquidation, bankruptcy or other proceedings to avoid bankruptcy of the Guarantor, any payment or other obligation which might become due under the Guarantee shall be made or performed only after all claims against the Guarantor which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Guaranteed Subordinated Exchangeable Notes or under the Subordinated Guarantee against claims of the Guarantor shall be excluded.

ausgeschlossen.
     Vorbehaltlich des vorstehenden Absatzes ist es Sinn und Zweck dieser Garantie sicherzustellen, dass die Anleihegläubiger unter allen Umständen, ob rechtlicher oder tatsächlicher Natur, und unabhängig von der Wirksamkeit oder Durchsetzbarkeit der Verpflichtungen der Anleiheschuldnerin oder der Gesellschaft (außer der Garantin), die gegebenenfalls die Anleiheschuldnerin gemäß § 16 der Anleihebedingungen ersetzt hat (die “Neue Anleiheschuldnerin”), und unabhängig von sonstigen Gründen, aufgrund derer eine Zahlung oder die Erfüllung anderer Verpflichtungen durch die Anleiheschuldnerin oder die Neue Anleiheschuldnerin unterbleiben mag, die aufgrund der Anleihebedingungen zahlbaren Kapitalbeträge, Zinsen und sonstigen an die Anleihegläubiger zahlbaren Beträge oder an die Anleihegläubiger zu liefernden ADS, Stammaktien der Qimonda AG (und/oder andere zugrunde liegenden Wertpapiere und/oder Vermögenswerte) zu den Fälligkeitsterminen erhalten, die in den Anleihebedingungen festgesetzt sind.
     Die Garantin verpflichtet sich ferner, solange die Schuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle nach den Anleihebedingungen an die Anleihegläubiger zahlbaren Beträge der Zahlstelle (wie in § 17(1) der Anleihe-bedingungen definiert) zur Verfügung gestellt und alle sich aus § 7 der Anleihebedingungen ergebenden Pflichten erfüllt wurden, keine Sicherheiten an ihren Vermögensgegenständen zur Besicherung von nachrangigen Kapitalmarktverbindlichkeiten (wie in § 2(3) der Anleihebedingungen definiert) einschließlich hierfür abgegebener Garantien und Gewährleistungen zu bestellen, ohne gleichzeitig sicher zu stellen, dass die Anleihegläubiger im gleichen Rang anteilig an dieser Sicherheit teilnehmen. Diese Verpflichtung findet keine Anwendung auf eine Sicherheit, die (i) nach dem anzuwendenden Recht zwingend notwendig oder (ii) als Voraussetzung für eine staatliche Geneh-migung erforderlich ist. Jede hiernach zu leistende Sicherheit kann auch zugunsten einer Person bestellt werden, die insoweit als Treuhänder der Anleihegläubiger handelt.

     Subject to the foregoing paragraph the intent and purpose of this Guarantee is to ensure that the Noteholders under all circumstances, whether factual or legal, and regardless of the validity and enforceability of the obligations of the Issuer or the company (other than the Guarantor) which may have been substituted for the same pursuant to § 16 of the Conditions (the “Substitute Issuer”), or of any other grounds on the basis of which the Issuer or the Substitute Issuer may fail to effect payment or perform other obligations, shall receive the amounts payable as principal, interest and other amounts payable to the Noteholders, or the ADSs, Qimonda AG ordinary shares (and/or other underlying securities, assets and/or property) deliverable to the Noteholders, pursuant to the Conditions on the due dates therefor provided for in the Conditions.

     The Guarantor further undertakes, so long as any Notes shall remain outstanding, but only up to the time at which all amounts payable to the Noteholders under the Notes in accordance with the Conditions have been placed at the disposal of the Paying Agent (as defined in § 17(1) of the Conditions) and all obligations pursuant to § 7 of the Conditions have been fulfilled, not to secure any subordinated Capital Market Indebtedness (as defined in § 2(3) of the Conditions), including any guarantees or other indemnities assumed in respect thereof, upon any of its assets without at the same time providing that the Noteholders share equally and ratably in such security. This undertaking shall not apply to a security which is (i) mandatory according to applicable laws or (ii) required as a prerequisite for governmental approvals. Any security which is to be provided hereunder may also be provided to a person acting as trustee for the Noteholders.

     Diese Garantie ist ein Vertrag zugunsten der jeweiligen Anleihegldubiger als begiinstigte Dritte gemäß § 328(1) BGB, der jedem Anleihegläubiger das Recht gibt, Erfüllung der hierin üibernommenen Verpflichtungen unmittelbar von der Garantin zu verlangen und diese Verpflichtungen unmittelbar gegen die Garantin durchzusetzen.
     Begriffe, die in den Anleihebedingungen definiert sind, haben in dieser Garantie die gleiche Bedeutung wie in den Anleihebedingungen, soweit sie in dieser Garantie nicht anderweitig definiert sind.
     Die diese Garantie annehmende Citibank, N.A. handelt nicht als Treuhänderin oder in ähnlicher Funktion für die Anleihegläubiger. Die Citibank, N.A. verpflichtet sich, das Original dieser Garantie bis zur Erfüllung sämtlicher Verpflichtungen aus den Schuldverschreibungen und dieser Garantie zu verwahren.
     Die Rechte und Pflichten aus dieser Garantie bestimmen sich ausschlielßlich nach deutschem Recht. Ausschlieblicher Gerichts-stand für alle Rechtsstreitigkeiten aus den in dieser Garantie geregelten Angelegenheiten ist, soweit gesetzlich zulässig, Mülnchen, Bundesrepublik Deutschland.
     Die deutsche Fassung dieser Garantie ist allein rechtsverbindlich. Die englische Übersetzung dient nur der Information.
Neubiberg, September 2007
Infineon Technologies AG

/s/ [ILLEGIBLE]

Wir nehmen die obenstehenden Erklärungen an.

/s/ Peter Larsen
London, September 2007
Citibank, N.A.
Peter Larsen
Vice President
     The Guarantee constitutes a contract for the benefit of the Noteholders from time to time as third party beneficiaries pursuant to §328(1) of the German Civil Code giving rise to the right of each Noteholder to require performance of the obligations undertaken herein directly from the Guarantor and to enforce such obligations directly against the Guarantor.
     Unless otherwise defined herein, terms used herein and defined in the Conditions shall in this Guarantee have the meaning attributed to them in the Conditions.

     Citibank, N.A., which accepts this Guarantee does not act in a fiduciary or similar capacity for the Noteholders. Citibank, N.A. agrees to hold the original copy of this Guarantee in custody until all obligations under the Notes and the Guarantee have been fulfilled.

     The rights and obligations arising from this Guarantee shall in all respects be determined in accordance with German law To the extent legally permissible, exclusive place of jurisdiction for all proceedings arising from matters provided for in this Guarantee shall be Munich, Federal Republic of Germany.
     The German version of this Guarantee shall be the only legally binding version. The English translation is for convenience only.
Neubiberg, September 2007
Infineon Technologies AG

We accept all of the above

/s/ Peter Larsen
London, September 2007
Citibank, N.A.
Peter Larsen
Vice President